Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 17, 2020 relating to the consolidated financial statements of GFL Environmental Holdings Inc. (new) (“Successor”) as of December 31, 2019 and 2018, and for the year ended December 31, 2019, and the period from June 1, 2018 to December 31, 2018 (Successor), and of GFL Environmental Holdings Inc. (old) (“Predecessor”) for the year ended December 31, 2017 and the period from the period from January 1, 2018 to May 31, 2018 (Predecessor) appearing in GFL Environmental Holdings Inc.’s Registration Statement No. 333-232731 on Form F-1, as amended.

/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants
March 6, 2020